Exhibit 99.2

Aditx Therapeutics Announces Closing of Upsized $9.6 Million Follow-On Public Offering

LOMA LINDA, CA, Sept. 10, 2020 — Aditx Therapeutics, Inc. (Aditxt) (the “Company”) (Nasdaq: ADTX), a life sciences company developing biotechnologies specifically focused on improving the health of the immune system through immune monitoring and reprogramming, today announced the closing of its previously announced upsized $9.6 million underwritten public offering of 2,400,000 units, with each unit consisting of one share of common stock, one Series A-1 Warrant, and one Series B-1 Warrant.

The Series A-1 Warrants permit the holder to purchase one share of common stock at an exercise price of $3.19 per share and expire after 5 years. The Series B-1 Warrants are exercisable at $5.00 per share and expire after 5 years. The Series B-1 Warrants contain an exchange feature that will permit the holder to exchange the warrant into shares of common stock on a one-for-one basis any time commencing the earlier of 10 trading days from the offering or when $10 million of volume is traded in the Company’s common stock, if the closing stock price of the Company’s common stock on the date of exercise is below the exercise price of the Series B-1 Warrant. The underwriters continue to hold a 45-day option to purchase up to an additional 360,000 shares of common stock.

Each unit was sold at price of $4.00.  The common stock and the accompanying warrants included in the units were purchased together in this offering but were issued separately and were immediately separable upon issuance.

The Company is also offering to those purchasers, if any, whose purchase of common stock in the offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding common stock immediately following the consummation of the offering, the opportunity, in lieu of purchasing common stock, to purchase non-voting Series A Convertible Preferred Stock (“Preferred Stock”). Each share of Preferred Stock is being sold together with the same warrants described above being sold with each share of common stock. For each share of Preferred Stock purchased in the offering in lieu of common stock, the Company will reduce the number of shares of common stock being sold in the offering on a one-for-one basis.

The Company does not intend to apply for any listing of either of the warrants or the Preferred Stock on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and it does not expect a market to develop for the Preferred Stock, Series A-1 Warrants or the Series B-1 Warrants.

Dawson James Securities, Inc. acted as the sole book-running manager for the offering. Sheppard, Mullin, Richter & Hampton LLP acted as counsel to the Company in connection with the offering.

A registration statement relating to the offering of these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 1, 2020. Copies of the registration statement can be accessed by visiting the SEC’s website at www.sec.gov. The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained by visiting the SEC’s website or from: Dawson James Securities, 1 N. Federal Highway 5th Floor Boca Raton, Florida 33432, Attention: Prospectus Department or by telephone at 1(866) 928-0928 or email at syndicate@dawsonjames.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aditx Therapeutics

Aditxt is developing technologies specifically focused on improving the health of the immune system through immune monitoring and reprogramming. The immune monitoring technology is designed to provide a personalized comprehensive profile of the immune system. The immune reprogramming technology is currently at the pre-clinical stage and is designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. For more information, please visit: www.aditxt.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses, or current expectations concerning, among other things, the Company’s ongoing and planned product development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission and the risk factors relating to its business contained therein, which are available at the SEC’s website (www.sec.gov). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

PCG Advisory
Jeff Ramson
Chief Executive Officer
IR@aditxt.com
646-762-4518
www.aditxt.com